Exhibit 99.1

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

CONTACT:	David Dick
Chief Financial Officer
212-590-6200

ICR, Inc.
Jean Fontana
646-277-1214

dELiA*s, INC. ANNOUNCES

FOURTH QUARTER AND YEAR END FISCAL 2012 RESULTS

RETENTION OF A STRATEGIC ADVISOR WITH AN INITIAL FOCUS ON ALLOY

UPDATE TO SENIOR LEADERSHIP TRANSITIONS

New York, NY – March 28, 2013 – dELiA*s, Inc. (NASDAQ: DLIA), a multi-channel retail company comprised of two lifestyle brands primarily marketing to teenage girls and young women, today announced the results for its fourth quarter of fiscal 2012 (the fourth quarter of fiscal 2012 consisted of fourteen weeks compared to the fourth quarter of 2011, which consisted of thirteen weeks) and fiscal year 2012 (fiscal year 2012 consisted of fifty-three weeks compared to fiscal year 2011, which consisted of fifty-two weeks).

Fourth Quarter Fiscal 2012 Highlights:

•

Total revenue increased 1.0% to $66.2 million from $65.6 million in the prior year quarter. Revenue from the retail segment decreased 2.4% to $32.8 million, due to a reduction in store count and a comparable store sales decrease of 0.3%. Revenue from the direct segment increased 4.4% to $33.4 million on a catalog circulation increase of 1.0%.

•	Consolidated gross margin decreased to 31.4% compared to 32.3% in the prior year quarter.

•

Net loss was $10.7 million, or $0.34 per diluted share, compared to $4.2 million, or $0.13 per diluted share, in the prior year quarter. Included in the fourth quarter of fiscal 2012 were CEO transition costs of $0.6 million, or $0.02 per diluted share, and a goodwill impairment charge of $4.5 million, or $0.14 per diluted share.

Walter Killough, Chief Executive Officer, commented, “For the year, the dELiA*s brand had improved performance, driven primarily by the retail segment which recorded a comparable sales increase of over 5% and reduced its operating loss by almost $8 million. However, the fourth quarter proved disappointing, as a slowdown in mall and web traffic during January caused a negative change in trends in both segments. As we move through a senior management transition, I am focusing on improving the business, including implementing plans to reduce expenses by approximately $7 million and limit capital expenditures, managing inventory levels to improve turns, and partnering with our strategic advisor on a potential sale of the Alloy business.”

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

Results by Segment

Retail Segment Results

Total revenue for the retail segment for the fourth quarter of fiscal 2012 decreased 2.4% to $32.8 million from $33.6 million for the fourth quarter of fiscal 2011 due primarily to a reduction in store count. Fiscal 2012 includes a fifty-third week and therefore the fourth quarter comparable sales are compared to the fourteen-week period ended February 4, 2012 for the prior year. Comparable store sales decreased 0.3% compared to the comparable period of the prior year.

Gross margin for the retail segment, which includes distribution, occupancy and merchandising costs, was 20.9% for the fourth quarter of fiscal 2012 compared to 20.5% in the prior year period. The increase in gross margin resulted primarily from the leveraging of reduced occupancy costs partially offset by increased inventory reserves.

Selling, general and administrative (SG&A) expenses for the retail segment were $12.4 million, or 37.7% of sales, in the fourth quarter of fiscal 2012 compared to $12.8 million, or 38.0% of sales, in the prior year period. The decrease in SG&A expenses, in dollars and as a percent of revenues, resulted from reduced selling and depreciation expenses. Included in SG&A expenses for the fourth quarter of fiscal 2012 were approximately $0.3 million of costs related to the Company’s CEO transition.

In the fourth quarter of fiscal 2012, the Company recorded a pre-tax non-cash store impairment charge of $0.2 million related to an underperforming store location. In the fourth quarter of fiscal 2011, the Company recorded a pre-tax non-cash store impairment charge of $0.5 million related to certain underperforming store locations.

The operating loss for the fourth quarter of fiscal 2012 for the retail segment decreased to $5.6 million compared to $6.2 million in the prior year period.

The Company closed three stores during the fourth quarter of fiscal 2012, ending the period with 104 stores.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

Direct Segment Results

Total revenue for the direct segment for the fourth quarter of fiscal 2012 increased 4.4% to $33.4 million from $32.0 million in the fourth quarter of fiscal 2011. Catalog circulation increased by 1.0% compared to the fourth quarter of fiscal 2011. Fiscal 2012 includes a fifty-third week and therefore fourth quarter revenues consisted of a fourteen week period. The extra week in the fourth quarter of fiscal 2012 added $1.7 million in revenues.

Gross margin for the direct segment was 41.4% for the fourth quarter of fiscal 2012 compared to 44.6% in the fourth quarter of fiscal 2011. The decrease in gross margin resulted primarily from higher shipping and handling costs.

SG&A expenses for the direct segment were $15.4 million, or 46.2% of sales, in the fourth quarter of fiscal 2012 compared to $13.5 million, or 42.4% of sales, in the prior year period. The increase in SG&A expenses, in dollars and as a percent of sales, reflects increased selling, overhead and depreciation expenses. Included in SG&A expenses for the fourth quarter of fiscal 2012 were approximately $0.3 million of costs related to the Company’s CEO transition.

In the fourth quarter of fiscal 2012, the Company recorded a pre-tax non-cash goodwill impairment charge of $4.5 million primarily as a result of the performance of the Alloy business. The Company also recognized $1.2 million of gift card breakage income in the fourth quarter of fiscal 2012 compared to $1.6 million in the prior year period.

Operating loss for the fourth quarter of fiscal 2012 for the direct segment was $4.8 million compared to an operating income of $2.3 million in the prior year period. Included in the fourth quarter of fiscal 2012 was the aforementioned goodwill impairment charge of $4.5 million, $0.3 million of costs related to the Company’s CEO transition and the gift card breakage benefit of $1.2 million. Included in the fourth quarter of fiscal 2011 was a $1.6 million gift card breakage benefit.

Balance Sheet Highlights

At the end of the fourth quarter of fiscal 2012, cash and cash equivalents were $16.8 million compared with $28.4 million at the end of the fourth quarter of fiscal 2011.

Total net inventories at the end of the fourth quarter of fiscal 2012 were $30.5 million compared with $30.9 million at the end of the fourth quarter of fiscal 2011. Inventory per average retail store was up 7.7% compared to the prior year period, and inventory for the direct segment was up 0.8% compared to the prior year.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

Fiscal Year 2012 Results

For the fiscal year ended February 2, 2013, total revenue increased 2.6% to $222.7 million from $217.2 million for the prior year period. Fiscal 2012 includes a fifty-third week and therefore the fiscal 2012 comparable sales are compared to the fifty-three week period ended February 4, 2012 for the prior year. Comparable store sales increased 5.2% compared to the comparable fifty-three week period of the prior year. Revenues in the direct segment increased 3.4% over the prior year.

Total gross margin was 32.8% compared to 31.5% for the prior year period. SG&A expenses were $93.4 million, or 42.0% of sales, for fiscal 2012, compared to $92.7 million, or 42.7% of sales, for the prior year period.

The operating loss for fiscal 2012 decreased to $20.8 million, compared to $22.9 million for fiscal 2011. Included in fiscal 2012 were the pre-tax non-cash store impairment charge of $0.2 million, $0.6 million of costs related to the Company’s CEO transition, $4.5 million of a pre-tax non-cash goodwill impairment charge, store and customer contact center closing costs of $1.1 million, and a gift card breakage benefit of $4.2 million. Included in fiscal 2011 were pre-tax non-cash store impairment charges of $0.5 million and a gift card breakage benefit of $2.0 million.

Net loss for fiscal 2012 decreased to $21.6 million, or $0.69 per diluted share, compared to a net loss of $22.7 million, or $0.73 per diluted share, for fiscal 2011. Included in fiscal 2012 were the aforementioned store impairment charge of $0.2 million, or $0.01 per diluted share, CEO transition costs of $0.6 million, or $0.02 per diluted share, goodwill impairment charge of $4.5 million, or $0.14 per diluted share, store and customer contact center closing costs of $1.1 million, or $0.04 per diluted share, and gift card breakage benefit of $4.2 million, or $0.13 per diluted share. Included in fiscal 2011 were the aforementioned store impairment charge of $0.5 million, or $0.02 per diluted share, and a gift card breakage benefit of $2.0 million, or $0.06 per diluted share.

The provision for income taxes for fiscal 2012 was $0.1 million, or $0.00 per diluted share, compared to an income tax benefit of $0.8 million, or $0.03 per diluted share, for fiscal 2011.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

Retention of a Strategic Advisor

The Company has retained Janney Montgomery Scott LLC as strategic advisor to the Board of Directors. The initial focus will be on the potential disposition of the Company’s Alloy brand. The Board of Directors has not set a definitive timetable for any transaction, and there can be no assurance that Janney’s retention will result in any specific action or transaction. The Company does not intend to disclose or comment on developments until such time as the Board takes action, if any, or otherwise deems disclosure appropriate or required.

Update to Senior Leadership Transitions

Walter Killough has agreed to continue to serve as CEO of dELiA*s on a month-to-month basis as the search for a permanent CEO continues.

Dyan Jozwick, President, dELiA*s Brand, has resigned from the Company effective March 27, 2013. The Company has retained a senior merchandise consultant with relevant experience to oversee the merchandising functions on an interim basis.

Carter Evans, Chairman of the Board, stated, “After much consideration, the board and Company management have decided to make a series of strategic moves, including engaging Janney, in order to focus our efforts to strengthen the balance sheet and better position the dELiA*s brand for long-term success. As we enter the final stages of our CEO search, we are pleased to have Walter’s continuing support in executing initiatives that we believe will drive improved performance in the business and lead to a smooth transition process. The Board would also like to thank Dyan for her dedicated service.”

Conference Call and Webcast Information

A conference call to discuss fourth quarter and year end fiscal 2012 results is scheduled for Thursday, March 28, 2013 at 10:00 A.M. Eastern Time. The conference call will be webcast live at www.deliasinc.com. A replay of the call will be available until April 28, 2013 and can be accessed by dialing (877) 870-5176 and providing the pass code number 1253048.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

About dELiA*s, Inc.

dELiA*s, Inc. is a multi-channel retail company comprised of two lifestyle brands primarily marketing to teenage girls and young women. Its brands – dELiA*s and Alloy – generate revenue by selling apparel, accessories and footwear to consumers through direct mail catalogs, websites, and dELiA*s mall-based retail stores.

Forward-Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

(unaudited)

	February 2, 2013	January 28, 2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$16,812	$28,426
Inventories, net	30,544	30,937
Prepaid catalog costs	1,702	2,111
Other current assets	5,297	3,556

TOTAL CURRENT ASSETS	54,355	65,030

PROPERTY AND EQUIPMENT, NET	36,797	42,588
GOODWILL	—	4,462
INTANGIBLE ASSETS, NET	2,419	2,419
OTHER ASSETS	921	837

TOTAL ASSETS	$94,492	$115,336

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$31,018	$24,199
Accrued expenses and other current liabilities	12,098	16,747
Income taxes payable	623	736

TOTAL CURRENT LIABILITIES	43,739	41,682
DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES	9,500	11,545

TOTAL LIABILITIES	53,239	53,227

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred Stock, $.001 par value; 25,000,000 shares authorized, none issued	—	—
Common Stock, $.001 par value; 100,000,000 shares authorized; 31,919,615 and 31,726,645 shares issued and outstanding, respectively	32	32
Additional paid-in capital	99,942	99,244
Accumulated deficit	(58,721)	(37,167)

TOTAL STOCKHOLDERS’ EQUITY	41,253	62,109

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$94,492	$115,336

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	For the Fiscal Quarters Ended
	February 2, 2013		January 28, 2012

NET REVENUES	$66,222	100.0%	$65,592	100.0%

Cost of goods sold	45,554	68.8%	44,436	67.7%

GROSS PROFIT	20,668	31.2%	21,156	32.3%

Selling, general and administrative expenses	27,793	42.0%	26,333	40.1%
Impairment of goodwill	4,462	6.7%	—	0.0%
Impairment of long-lived assets	181	0.3%	495	0.8%
Other operating income	(1,332)	-2.0%	(1,763)	-2.7%

TOTAL OPERATING EXPENSES	31,104	47.0%	25,065	38.2%

OPERATING LOSS	(10,436)	-15.8%	(3,909)	-6.0%

Interest expense	248	0.4%	183	0.3%

LOSS BEFORE INCOME TAXES	(10,684)	-16.1%	(4,092)	-6.2%
(Benefit) provision for income taxes	(14)	0.0%	72	0.1%

NET LOSS	$(10,670)	-16.1%	$(4,164)	-6.3%

BASIC AND DILUTED LOSS PER SHARE:

NET LOSS PER SHARE	$(0.34)		$(0.13)

WEIGHTED AVERAGE BASIC AND DILUTED COMMON SHARES OUTSTANDING	31,397,294		31,239,527

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	For the Fiscal Years Ended
	February 2, 2013		January 28, 2012

NET REVENUES	$222,699	100.0%	$217,152	100.0%

Cost of goods sold	149,546	67.2%	148,816	68.5%

GROSS PROFIT	73,153	32.8%	68,336	31.5%

Selling, general and administrative expenses	93,433	42.0%	92,740	42.7%
Impairment of goodwill	4,462	2.0%	—	0.0%
Impairment of long-lived assets	181	0.1%	495	0.2%
Other operating income	(4,169)	-1.9%	(1,957)	-0.9%

TOTAL OPERATING EXPENSES	93,907	42.2%	91,278	42.0%

OPERATING LOSS	(20,754)	-9.3%	(22,942)	-10.6%
Interest expense, net	726	0.3%	577	0.3%

LOSS BEFORE INCOME TAXES	(21,480)	-9.6%	(23,519)	-10.8%
Provision (benefit) for income taxes	74	0.0%	(849)	-0.4%

NET LOSS	$(21,554)	-9.7%	$(22,670)	-10.4%

BASIC AND DILUTED LOSS PER SHARE:
NET LOSS PER SHARE	$(0.69)		$(0.73)

WEIGHTED AVERAGE BASIC AND DILUTED COMMON SHARES OUTSTANDING	31,350,931		31,217,185

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Fiscal Years Ended
	February 2, 2013	January 28, 2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(21,554)	$(22,670)

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	8,908	11,446
Amortization of deferred financing fees	180	140
Accelerated depreciation on early lease terminations	694	—
Impairment of goodwill	4,462	—
Impairment of long-lived assets	181	495
Stock-based compensation	698	734
Changes in operating assets and liabilities:
Inventories	393	1,088
Prepaid catalog costs and other assets	(1,597)	8,742
Restricted cash	—	8,268
Income taxes payable	(113)	(6)
Accounts payable, accrued expenses and other liabilities	675	(2,951)

Total adjustments	14,481	27,956

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(7,073)	5,286

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,541)	(4,015)

NET CASH USED IN INVESTING ACTIVITIES	(4,541)	(4,015)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for deferred financing costs	—	(919)

NET CASH USED IN FINANCING ACTIVITIES	—	(919)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(11,614)	352
CASH AND CASH EQUIVALENTS, beginning of period	28,426	28,074

CASH AND CASH EQUIVALENTS, end of period	$16,812	$28,426

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

SELECTED OPERATING DATA

(in thousands, except number of stores)

(unaudited)

	For The Fiscal Quarters Ended		For The Fiscal Years Ended
	February 2, 2013	January 28, 2012	February 2, 2013		January 28, 2012
Channel net revenues:
Retail	$32,842	$33,634	$125,595		$123,223
Direct	33,380	31,958	97,104		93,929

Total net revenues	$66,222	$65,592	$222,699		$217,152

Comparable store sales	(0.3%)	(3.6%)	5.2%		0.1%

Catalogs mailed	12,948	12,817	36,534		38,758

Inventory - retail	$15,633	$16,149	$15,633		$16,149

Inventory - direct	$14,911	$14,788	$14,911		$14,788

Number of stores:
Beginning of period	107	114	113		114
Opened	—	1	1	*	4	**
Closed	3	2	10	*	5	**

End of period	104	113	104		113

Total gross sq. ft @ end of period	399.4	434.4	399.4		434.4

*	Totals include one store that was closed and relocated to an alternative site in the same mall during fiscal 2012.
**	Totals include two stores that were closed, remodeled and reopened during fiscal 2011, and one store that was closed and relocated to an alternative site in the same mall during fiscal 2011.